Exhibit 2.1

EXECUTION VERSION

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of January 23, 2023, by and among Joway Health Group Industries Inc., a Nevada corporation (the “Company”), International CuMo Mining Corporation, an Idaho corporation (“ICUMO”), and the shareholders of ICUMO listed on Schedule 1 attached hereto (collectively, the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, the Company is a publicly reporting company organized under the laws of the State of Nevada;

WHEREAS, the Shareholders own the issued and outstanding common stock, no par value, of ICUMO (the “ICUMO Shares”), and the Shareholders have agreed to transfer the ICUMO Shares, and all of their rights with respect to such ICUMO Shares, to the Company in exchange for newly issued shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) with the result of ICUMO becoming a subsidiary of the Company (the “Exchange”); and

WHEREAS, the Board of Directors of each of the Company and ICUMO has determined that it is desirable to affect the Exchange.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

ARTICLE I

Exchange of Shares

SECTION 1.01. Exchange by the Shareholders.

a. Upon the terms and subject to the conditions of this Agreement, each Shareholder shall irrevocably assign, transfer, and deliver to the Company at the Closing (as defined in Section 1.02) each ICUMO Share held by such Shareholder as legal and beneficial owner as set forth opposite such Shareholders name on Schedule 1 attached hereto and any and all rights associated with such ICUMO Shares held by such Shareholder; and, in exchange therefor, the Company shall allot and issue to each Shareholder such number of shares (rounded to the nearest whole share) of Common Stock (the “Exchange Shares”) as is equal to the product of (i) the number of such Shareholder’s ICUMO Shares multiplied by (ii) 1.34.

b. No fractional shares of Common Stock shall be issued in connection with the Exchange, and no certificates or scrip for any such fractional shares shall be issued. The number of shares of Common Stock that would be issued to each Shareholder in connection with the Exchange (after aggregating all fractional shares of Common Stock which would have been issued to such Shareholder) shall be rounded to the next whole share, in lieu of such fractional shares.

EXECUTION VERSION

c. From and after the Closing, the Shareholders shall be shareholders of the Company and shall have no rights or interest as a shareholder of ICUMO.

SECTION 1.02. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement is taking place remotely, by electronic exchange of documents, or to the extent such an exchange is not practicable at the offices of the Crone Law Group P.C. in New York, New York, simultaneously with the execution of this Agreement.

SECTION 1.03. Actions at the Closing. Simultaneously with the execution of this Agreement or as soon thereafter as is practicable:

a. The Shareholders shall deliver to the Company:

i. the certificates representing the ICUMO Shares owned by each such Shareholder, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form acceptable for transfer on the books of ICUMO, such certificates may be delivered to the Company’s registrar or transfer agent;

ii. counterparts duly executed by those certain Shareholders listed on Schedule 2(a)(ii) to lock-up agreements in substantially the form attached hereto as Exhibit A (the “Lock-Up Agreements”);

iii. counterparts duly executed by those certain Shareholders listed on Schedule 2(a)(iii) to the convertible promissory notes and warrants in substantially the form attached hereto as Exhibit B and C, respectively (the “Replacement Notes and Warrants”).

b. ICUMO shall deliver to the Company:

i. (x) the balance sheets of ICUMO as of June 30, 2021 and June 30, 2022 and the related statements of income and comprehensive income, shareholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon, in each case, audited in accordance U.S. GAAP and applicable Public Company Accounting Oversight Board auditing standards, and (y) the reviewed, unaudited balance sheet of ICUMO and related unaudited statements of operations, cash flows and shareholders’ equity for the nine months ended September 30, 2022; and

ii. duly executed counterparts to the Replacement Notes and Warrants by those individuals who are not Shareholders listed on Schedule 2(b)(ii).

c. The Company shall deliver to ICUMO and the Shareholders, as applicable:

i. duly executed counterparts to the Lock-Up Agreements and the Replacement Notes and Warrants;

EXECUTION VERSION

ii. duly executed copies of lock-up agreements entered into between the Company, its majority shareholder, certain service providers, and certain holders of options to purchase ICUMO common stock, pursuant to those certain 2022 Incentive Stock Option Agreements, who are not Shareholders and who are listed on Schedule 2;

iii. certificates for the Exchange Shares to the Shareholders in the respective amounts provided for on Schedule 1; and

iv. a copy of the pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as defined below).

SECTION 1.04. Effect of Share Exchange.

(a) After the Closing, ICUMO will continue to conduct its business as a subsidiary of the Company.

(b) The ICUMO Charter Documents (as defined in Section 3.01) in effect at the Closing shall continue as the ICUMO Charter Documents.

(c) At the Closing, the Board of Directors of the Company (the “Company Board”) shall appoint Robert Scannell, John Moeller, Shaun Dykes, and Andrew Brodkey to the Company Board effective as of the Closing and Ramon Lata, the sole director, shall tender his resignation from the Company Board effective as of the Closing.

(d) At the Closing, Ramon Lata shall resign as President, Treasurer, Secretary, Principal Executive Officer and Principal Financial Officer, and the Company Board shall appoint Robert Scannell as Chief Financial Officer and Treasurer, Andrew Brodkey as Chief Operating Officer and Secretary, Steven Rudofsky as Chief Executive Officer and President, and Shaun Dykes as Vice President-Exploration.

ARTICLE II

Representations and Warranties of the Shareholders

As an inducement to the Company to enter into this Agreement, each Shareholder, severally but not jointly, hereby represents and warrants to the Company as follows:

SECTION 2.01. Good Title. Each Shareholder is the record and beneficial owner, and has good, valid, and marketable title to, the ICUMO Shares appearing next to such Shareholder’s name on Schedule 1. Each Shareholder has the right and authority to sell and deliver its ICUMO Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances (“Encumbrances”) or adverse claims of any nature whatsoever. Upon delivery of any certificate or certificates duly assigned, representing the ICUMO Shares as herein contemplated or upon registering of the Company as the new owner of the ICUMO Shares in the share register of ICUMO, the Company will receive good title to the ICUMO Shares owned by each such Shareholder.

EXECUTION VERSION

SECTION 2.02. Power and Authority. Each Shareholder has the legal power, capacity, and authority to execute and deliver this Agreement and each transaction document to which they are a party, to consummate the transactions contemplated hereunder and thereunder and to perform their respective obligations hereunder and thereunder. This Agreement and each transaction document to which they are a party constitutes a legal, valid, and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with the terms hereof and thereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws (as defined below) of general applicability relating to or affecting creditors’ rights and to general equity principles (assuming due authorization, execution and delivery by the other Parties).

SECTION 2.03. No Conflicts. The execution and delivery by each such Shareholder of this Agreement and each transaction document to which they are a party and the performance by each such Shareholder of its obligations hereunder and thereunder in accordance with the terms hereof and thereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Shareholder; and (iii) will not violate or breach any contractual obligation to which such Shareholder is a party.

SECTION 2.04. No Finder’s Fee. To the knowledge of each Shareholder, none of the Shareholders have created any obligations for any finder’s, investment banker’s, or broker’s fee in connection with the transactions contemplated by this Agreement that will be the responsibility of ICUMO or the Company.

SECTION 2.05. Purchase Entirely for Own Account.

(a) Each Shareholder is acquiring the Exchange Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution, or fractionalization thereof in whole or in part in any transactions that would be in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any state securities or “blue-sky” laws. No other Person (as defined below) has a direct or indirect beneficial interest in, and such Shareholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third party, with respect to, the Exchange Shares or any part thereof that would be in violation of the Securities Act or any state securities or “blue sky” laws or other applicable Laws.

(b) For purposes of this Agreement:

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

EXECUTION VERSION

SECTION 2.06. No General Solicitation. No Shareholder is receiving the Exchange Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; or presented at any seminar or similar gathering; or any solicitation of a subscription by a Person, other than Company or ICUMO personnel, previously known to such Shareholder.

SECTION 2.07. Available Information. Each Shareholder has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain additional information concerning the Company and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense. Each Shareholder has reviewed the documents filed by the Company with the United States Securities and Exchange Commission (the “SEC”) and has also considered the uncertainties and difficulties frequently encountered by companies such as the Company.

SECTION 2.08. Investment Experience. Each Shareholder, or such Shareholder’s professional advisor, has such knowledge and experience in finance, securities, taxation, investments and other business matters as to evaluate investments of the kind described in this Agreement and, if such Shareholder is a resident of Canada, they are “accredited investor” as defined in Canadian National Instrument 45-106.

SECTION 2.09. Non-Registration. Each Shareholder understands that the Exchange Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each such Shareholder’s representations as expressed herein.

SECTION 2.10. Restricted Securities. Each Shareholder understands that the Exchange Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholders pursuant hereto, the Exchange Shares would be acquired in a transaction not involving a public offering. The Shareholder further acknowledges that if the Exchange Shares are issued to the Shareholders in accordance with the provisions of this Agreement, such Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Each Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.11. Status of Shell Company. Each Shareholder acknowledges and understands that the Company is a “shell company”, as such term is defined in Rule 12b-2 under the Exchange Act. The Company will cease to be a “shell company” on the Closing, and will then file Form 10 type information under cover of Form 8-K. Pursuant to Rule 144(i), securities issued by a current or former shell company (such as the Exchange Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after such company (a) is no longer a shell company; and (b) has filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it is no longer a shell company, and provided that, at the time of a proposed sale pursuant to Rule 144, such company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve (12) months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports.  As a result, the restrictive legends on certificates for Exchange Shares cannot be removed except in connection with an actual sale meeting the foregoing requirements or pursuant to an effective registration statement.

EXECUTION VERSION

SECTION 2.12. Legends. It is understood that the Exchange Shares will bear the following legend or another legend that is similar to the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable.

SECTION 2.13. Shareholders Acknowledgment. Each Shareholder acknowledges that it has read the representations and warranties of ICUMO set forth in Article III herein and such representations and warranties are, to the best of their knowledge, true and correct as of the date hereof.

ARTICLE III

Representations and Warranties of ICUMO

ICUMO represents and warrants to the Company, except as set forth in the disclosure schedules provided in connection herewith (the “ICUMO Disclosure Schedules”), as follows:

SECTION 3.01. Organization, Standing and Power. ICUMO is duly incorporated or organized, validly existing and in good standing under the laws of the State of Idaho and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on ICUMO, a material adverse effect on the ability of ICUMO to perform its obligations under this Agreement or on the ability of ICUMO to consummate the transactions contemplated by this Agreement (a “ICUMO Material Adverse Effect”). ICUMO is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a ICUMO Material Adverse Effect. ICUMO made available to the Company complete and correct copies of the articles of incorporation and bylaws of ICUMO, each as amended to the date of this Agreement (as so amended, the “ICUMO Charter Documents”).

EXECUTION VERSION

SECTION 3.02. Capital Structure. The authorized share capital of ICUMO consists of 500,000,000 shares of common stock, no par value per share, 136,000,000 of which are issued and outstanding. All outstanding ICUMO Shares are duly authorized, validly issued, fully paid and non-assessable and subject to, or not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of incorporation, the ICUMO Charter Documents or any contract to which ICUMO is a party or by which ICUMO is bound. As of the date of this Agreement, there are no outstanding contractual obligations of ICUMO to repurchase, redeem or otherwise acquire any of ICUMO Shares or any capital equity of ICUMO and there are no outstanding contractual obligations of ICUMO to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. None of the outstanding ICUMO Shares has been issued in violation of any applicable securities Laws. Except as disclosed on Section 3.02 of the ICUMO Disclosure Schedule, there are no outstanding warrants, options, or other convertible securities issuable or convertible for equity interests in ICUMO.

SECTION 3.03. Authority; Execution and Delivery; Enforceability. ICUMO has all requisite corporate power and authority to execute and deliver this Agreement and each transaction document to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its respective obligations hereunder and thereunder. The execution and delivery by ICUMO of this Agreement and any such transaction document, the performance by ICUMO of its obligations hereunder and thereunder and the consummation by ICUMO of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of ICUMO, and this Agreement and each transaction document to which it is a party constitutes a legal, valid and binding obligation of ICUMO, enforceable against ICUMO in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (assuming due authorization, execution and delivery by the other Parties).

SECTION 3.04. No Conflicts; Consents. The execution and delivery by ICUMO of this Agreement and each transaction document to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby, and compliance with the terms hereof and thereof, will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of ICUMO under any provision of (i) ICUMO Charter Documents, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument to which ICUMO is a party or by which any of their respective properties or assets is bound, or (iii) any judgment, order or decree (“Judgment”) or Law applicable to ICUMO or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a ICUMO Material Adverse Effect.

EXECUTION VERSION

SECTION 3.05. ICUMO Financial Statements. ICUMO has delivered to the Company its balance sheets, statements of operations, statements of shareholders equity, and statements of cash flows for ICUMO's prior two fiscal years audited by a PCAOB registered independent accounting firm, as well as pro forma financial statements of the post-Closing balance sheet of the Company, on a consolidated basis, and such additional information as is required for the Company's Current Report on Form 8-K required in connection with the Closing.

SECTION 3.06. Taxes.

(a) ICUMO has timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by ICUMO (taking into account all available extensions) (collectively, “Tax Returns”), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in its financial statements have been established.

(b) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

SECTION 3.07. Employees and Employee Benefit Plans.

(a) Except for the executives listed on Section 3.07(a) of the ICUMO Disclosure Schedules, ICUMO has no current employees.

(b) ICUMO does not have or maintain any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or similar plans under any applicable laws.

(c) Section 3.07(c) of the ICUMO Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by ICUMO, along with the position and date of retention, for each such Person. All of such independent contractors are a party to a written agreement or contract with ICUMO. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by ICUMO are bona fide independent contractors and not employees of ICUMO.

EXECUTION VERSION

SECTION 3.08. Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or, or, to the knowledge of ICUMO, threatened in writing against ICUMO, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or ICUMO Shares, or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a ICUMO Material Adverse Effect. Neither ICUMO nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 3.09. Compliance. ICUMO is in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a ICUMO Material Adverse Effect. This Section 3.09 does not relate to matters with respect to Taxes, which are the subject of Section 3.06. ICUMO is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by ICUMO under), nor has ICUMO received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other material agreement to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), or (ii) in violation of any judgment, decree or order of any Governmental Entity.

SECTION 3.10. Brokers; Schedule of Fees and Expenses. Except for Newbridge Securities Corporation, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of ICUMO.

SECTION 3.11. Title to Properties. ICUMO has all of the rights, titles, and interests in and to the CuMo Project, which project consists of the land and the patented and unpatented mining claims set forth on Section 3.11 of ICUMO Disclosure Schedule. ICUMO has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses as currently conducted. All such assets and properties, other than assets and properties in which ICUMO has leasehold interests, are free and clear of all Encumbrances other than as disclosed on Section 3.11 of ICUMO Disclosure Schedule, that, in the aggregate, do not and will not materially interfere with the ability of ICUMO to conduct business as currently conducted.

SECTION 3.12. Insurance. Other than as set forth on Section 3.12 of ICUMO Disclosure Schedule, ICUMO does not hold any insurance policies.

SECTION 3.13. Transactions With Affiliates and Employees. Except as set forth on Section 3.13 of ICUMO Disclosure Schedule, none of the officers or directors of ICUMO is presently a party to any transaction with ICUMO (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of ICUMO, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

EXECUTION VERSION

SECTION 3.14. Investment Company. ICUMO is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Seller Act of 1940, as amended.

SECTION 3.15. Disclosure. ICUMO confirms that neither it nor any person acting on its behalf has provided the Shareholders or their agents or counsel with any information that ICUMO believes constitutes material, non-public information, except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Company under a current report on Form 8-K filed no later than four (4) business days after the Closing. ICUMO understands and confirms that the Company will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Company regarding ICUMO, its business and the transactions contemplated hereby, furnished by or on behalf of ICUMO (including ICUMO’s representations and warranties set forth in this Agreement) are, to the knowledge of ICUMO, true and correct in all material respects.

SECTION 3.16. Regulatory Permits. ICUMO possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits could not reasonably be expected to result in a ICUMO Material Adverse Effect, and ICUMO has not received any written notice of proceedings relating to the revocation or modification of any such permit.

SECTION 3.17. Intellectual Property. ICUMO has, or has rights to use, all service marks, trade names, copyrights, licenses and other material intellectual property rights and similar rights necessary or required for use in connection with its business and has no other patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses or other intellectual property and similar rights (“Intellectual Property”). ICUMO has not received any written notice alleging that it has infringed, diluted or misappropriated, or, by conducting its business as currently conducted, has infringed, diluted or misappropriated, the Intellectual Property rights of any Person.

EXECUTION VERSION

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to the Shareholders and ICUMO, that, except as set forth in the reports, schedules, forms, statements and other documents filed by the Company with the SEC and publicly available prior to the date of the Agreement (the “Company SEC Documents”) or set forth in the disclosure schedule provided in connection herewith (the “Company Disclosure Schedules”), as follows:

SECTION 4.01. Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. The Company is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Company Material Adverse Effect (as defined in Section 4.03(a)). The Company has delivered to ICUMO true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”).

(a) Capital Structure. The authorized capital stock of the Company consists of 500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share. The shares of Common Stock are on the Pink Current Information Tier operated by the OTC Markets Group. As of the date of this Agreement, there are 20,054,000 shares of Common Stock issued and outstanding. All outstanding shares of Common Stock are, and all Exchange Shares that may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any pre-emptive rights, or any similar right under any provision of the relevant laws of the Nevada Revised Statutes, the Company Charter or Company Bylaws, or any contract to which the Company is a party or by which the Company is bound.

(b) Except as set forth in the Company SEC Documents, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights, or (iii) except as expressly contemplated by this Agreement, subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital equity of Company or obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options, their respective capital stock or securities convertible into or exchangeable for such shares or interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital equity.

(c) Except as set forth in in the Company SEC Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other contracts or understandings to which the Company is a party or by which the Company is bound with respect to any of its capital stock. As a result of the consummation of the Exchange, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

EXECUTION VERSION

SECTION 4.02. Authority; Execution and Delivery; Enforceability. The execution and delivery by the Company of this Agreement and the transaction documents to which it is a party and the consummation by the Company of the transactions contemplated hereunder and thereunder have been duly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, such transaction documents, and the transactions contemplated hereby and thereby. This Agreement and each transaction document to which the Company is a party constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (assuming due authorization, execution and delivery by the other Parties).

SECTION 4.03. No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement and each transaction document to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby, and compliance with the terms hereof and thereof, will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any provision of (i) the Company Charter or Company Bylaws, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument to which the Company is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.03(b), any Judgment or Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the transactions contemplated hereby or thereby (a “Company Material Adverse Effect”).

(b) No consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the other transaction documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby, other than the (A) filing with the SEC of a Current Report on Form 8-K disclosing the transactions contemplated hereby and thereby, including all required exhibits thereto; and (B) filings under state “blue sky” laws, as each may be required in connection with this Agreement, the other transaction documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby.

EXECUTION VERSION

SECTION 4.04. SEC Documents; Undisclosed and Liabilities.

(a) As of its respective filing date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Company as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The disclosure set forth in the SEC Reports, regarding the Company’s business is current and complete and accurately reflects the Company’s operations as it exists as of the date hereof.

(b) Except as set forth in the Company SEC Documents, or as disclosed in the Company Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) required by GAAP to be set forth on a balance sheet of the Company or in the notes thereto. The Company SEC Documents, and the Company Disclosure Schedule, if applicable, sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Company) due after the date hereof.

SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in any Company SEC Document or report contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.06. Absence of Certain Changes or Events. From the date of the most recent financial statements included in the filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Company SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

EXECUTION VERSION

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e) any material change to a material contract by which the Company or any of its assets is bound or subject;

(f)   any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of the Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k) any alteration of the Company’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans; or

(m) any arrangement or commitment by the Company to do any of the things described in this Section 4.06.

SECTION 4.07. Taxes.

(a) The Company has timely filed, or has caused to be timely filed, on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns. All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material adverse Effect.

EXECUTION VERSION

(b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending.

(c) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company. The Company is not bound by any agreement with respect to Taxes.

SECTION 4.08. Litigation. Since the date of the Company’s quarterly report filed with the SEC on Form 10-Q for the periods ending September 30, 2022, no Action has been filed or threatened in writing which adversely affects or challenges the legality, validity, or enforceability of any of this Agreement, other transaction documents to which the Company is a party, the Common Stock, or the Exchange Shares. Neither the Company nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 4.09. Compliance with Applicable Laws. The Company is in compliance with all applicable Laws. The Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. The Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Company Material Adverse Effect.

SECTION 4.10. Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 4.11. No Additional Agreements. The Company does not have any agreement or understanding with the Shareholders with respect to the transactions other than as specified in this Agreement.

SECTION 4.12. Investment Company. The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Seller Act of 1940, as amended.

SECTION 4.13. Disclosure. The Company confirms that neither it nor any person acting on its behalf has provided ICUMO, the Shareholders or their respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by the Company under a current report on Form 8-K filed after the Closing. All disclosure provided to ICUMO and the Shareholders regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

EXECUTION VERSION

SECTION 4.14. Exchange Shares. Upon issue to the Shareholders, the Exchange Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

ARTICLE V

Covenants

SECTION 5.01. Public Announcements. The Company and ICUMO will consult with each other before issuing any press release, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the transactions contemplated hereto and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

SECTION 5.02. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.

SECTION 5.03. Replacement of Securities. After the Exchange, if any certificate or instrument evidencing any Common Stock held by the Shareholders is mutilated, lost, stolen, or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Common Stock. If a replacement certificate or instrument evidencing any Common Stock is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 5.04. ICUMO Options and Warrants. The Board of Directors of ICUMO and the Company Board have adopted resolutions, and ICUMO and the Company shall take, as applicable, all actions necessary to effect the following:

(a) Effective as of the Closing, and without any action on the part of the holders of options issued pursuant to those certain 2022 Incentive Stock Option Agreements set forth on Schedule 5.04 (the “ICUMO Options”), each ICUMO Option that is outstanding immediately prior to the Closing, whether or not then vested or exercisable, shall be assumed by the Company and converted automatically into an option to purchase shares of Common Stock, with all other terms and conditions of the ICUMO Options remaining substantially identical. As soon as reasonably practicable after the Closing, the Company shall deliver to any holders of ICUMO Options who are not party to this Agreement, an appropriate notice setting forth such holder’s rights pursuant to such ICUMO Options.

EXECUTION VERSION

(b) Each Shareholder, who is also a holder of any warrants issued pursuant to the 2021 Subscription Agreements set forth on Schedule 5.04 (the “ICUMO Warrants”), hereby assigns to the Company, and the Company hereby assumes effective as of the Closing, each ICUMO Warrant that has not been exercised prior to the Closing. Each such ICUMO Warrant shall be converted automatically into a warrant to purchase shares of Common Stock, with all other terms conditions of the ICUMO Warrants remaining substantially identical.

SECTION 5.05. Further Action. Each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper, or advisable on their part under this Agreement and any transaction documents executed in connection hereto, to consummate the transactions contemplated by this Agreement.

SECTION 5.06. Filing of 8-K and Press Release. The Company shall file, no later than four (4) business days after the Closing, a Current Report on Form 8-K with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the transactions contemplated hereby.

ARTICLE VI

No Survival

SECTION 6.01. No Survival of Representations and Warranties. The Parties agree that the representations and warranties contained in this Agreement shall not survive the Closing, and none of the Parties shall have any liability to each other after the Closing for any breach thereof. The Parties agree that the covenants and agreements contained in this Agreement to be performed at or after the Closing shall survive the Closing, and each Party hereto shall be liable to the other after the Closing for any breach thereof.

EXECUTION VERSION

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.01):

if to the Company, to:

Joway Health Industries Group Inc.

600 South 3rd Street

Las Vegas, Nevada 89101

Attention: Andrew Brodkey
Email: [Redacted]

if to ICUMO, to:

International CuMo Mining Corporation

[Redacted]

Attention: Robert Scannell
Email:

with a copy to:

The Crone Law Group P.C.

420 Lexington Avenue, Suite 2446

New York, NY 10170

Attention: Tammara Fort, Esq,
Email: tfort@cronelawgroup.com

If to the Shareholders to:

[Redacted]

Attention: Robert Scannell
Email: [Redacted]

SECTION 7.02. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.03. Entire Agreement. This Agreement, the transaction documents delivered in connection with this Agreement, the ICUMO Disclosure Letter, and the Company Disclosure Letter constitute the entire agreement of the Parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

SECTION 7.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, provided, however, that the Company shall have the right to assign this Agreement and its rights hereunder to an affiliate of the Company. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

EXECUTION VERSION

SECTION 7.05. Amendments; Waiver. No provision of this Agreement may be waived or amended except in a written instrument signed by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 7.06. Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for, or the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a party, unless otherwise specified herein. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 7.07. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, the Company and ICUMO will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 7.08. Governing Law; Venue. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to any matter arising between the Parties, including matters arising under or in connection with this Agreement, such as the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Nevada without reference to principles of conflicts of laws. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Nevada and the Federal Courts of the United States of America located within Clark County, Nevada with respect to any matter arising between the Parties, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Nevada State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular Action arising between the Parties, including matters arising under or in connection with this Agreement, venue shall lie solely in any Nevada State or any Federal Court of the United States of America sitting in Clark County, Nevada.

EXECUTION VERSION

SECTION 7.09. Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated; whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; references to a Person are also to its successors and permitted assigns; the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

SECTION 7.10. Counterparts; Facsimile or Electronic Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or electronic execution and delivery of this Agreement is legal, valid, and binding for all purposes.

SECTION 7.11. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 7.12. Legal Advice. Each Party has received independent legal advice from their attorneys with respect to the negotiation of this Agreement and the transactions contemplated hereby and the advisability of executing this Agreement and any related documents.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed and delivered this Share Exchange Agreement as of the date first above written.

The Company:

JOWAY HEALTH INDUSTRIES GROUP INC.

By:	/s/ Ramon Lata
Name:	Ramon Lata
Title:	President

ICUMO:	INTERNATIONAL CUMO MINING CORPORATION

By:	/s/ Steven Rudofsky
Name:	Steven Rudofsky
Title:	Chief Executive Officer

The Shareholders:

By:	/s/ Steven Rudofsky
Name:	Steven Rudofsky

By:	/s/ Eric Kolodner
Name:	Eric Kolodner

ELATAMFAMILY TRUST

By:	/s/ Mohammed Elatam
Name:	Mohammed Elatam
Title:	Director

By:	/s/ Robert Scannell
Name:	Robert Scannell

[Signature Page to Share Exchange Agreement]

EXECUTION VERSION

Feehan Partners, LLP

By:	/s/ Robert Scannell
Name:	Robert Scannell
Title:	General Partner

By:	/s/ Tim Tycholis
Name:	Tim Tycholis

THE GAITONDE LIVING TRUST

By:	/s/ Girish Gaitonde
Name:	Girish Gaitonde
Title:	Trustee

By:	/s/ Emile Freemont
Name:	Emile Freemont

By:	/s/ Andrew A. Brodkey
Name:	Andrew Brodkey

By:	/s/John Hiner
Name:	John Hiner

By:	/s/ John Hedges
Name:	John Hedges

CORE CONSULTANTS PTY (GUERNSEY) LTD.

By:	/s/ Lara Smith
Name:	Lara Smith
Title:

MULTI-METAL DEVELOPMENT LTD.

By:	/s/ Shaun Dykes
Name:	Shaun Dykes
Title:	Chief Executive Officer

[Signature Page to Share Exchange Agreement]

EXECUTION VERSION

By:	/s/ Patricia Czerniej
Name:	Patricia Czerniej

By:	/s/ James Dykes

By:	/s/ Shaun Dykes
Name:	Shaun Dykes

By:	/s/ Louise Dykes
Name:	Louise Dyke

[Signature Page to Share Exchange Agreement]

EXECUTION VERSION

CATALEYA INVESTMENT FOND MANAGEMENT SAS

By:	/s/ Gladis Osorio
Name:	Gladis Osorio (for Cataleya Investment Fond Management
Title:	Legal Representative / Director

[Signature Page to Share Exchange Agreement]